Exhibit 99.1

NEWS RELEASE

Alliance Imaging, Inc.

R. Brian Hanson

Executive Vice President

Chief Financial Officer

(714) 688-7100

www.allianceimaging.com

ALLIANCE IMAGING COMPLETES PRIVATE OFFERING OF

$150 MILLION OF SENIOR SUBORDINATED NOTES AND RELATED

REFINANCING TRANSACTIONS

ANAHEIM, CA—December 30, 2004–Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of outsourced diagnostic imaging services, announced that it has successfully completed the sale of $150 million in aggregate principal amount of its 7 1/4% Senior Subordinated Notes due 2012 in a private placement transaction.

Alliance Imaging used the net proceeds of the offering, together with proceeds of approximately $390 million from the issuance of Tranche C1 term loans under its Senior Secured Credit Facilities and cash on hand, to fund (i) the purchase of $256.5 million in aggregate principal amount of its outstanding 10-3/8% Senior Subordinated Notes due 2011, representing approximately 98.6% of the outstanding notes, pursuant to a tender offer and consent solicitation, which expired at midnight, New York City time on December 28, 2004, (ii) repay $236 million in aggregate principal amount of term loans, plus accrued interest thereon, previously outstanding under its Senior Secured Credit Facilities, and (iii) the payment of certain fees and expenses related to the issuance of the new notes, the incurrence of the new term loans, the credit facilities refinancing, and the tender offer and consent solicitation.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the new notes.  The new notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.